UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15 (d) of
the Securities Exchange Act of 1934
Date of Report: February 8, 2010
QUIXOTE CORPORATION
(Exact name of registrant as specified in its charter)
Commission file number 001-08123

DELAWARE (State or other jurisdiction of incorporation or organization)	36-2675371 (I.R.S. Employer Identification No.)
35 EAST WACKER DRIVE, CHICAGO, ILLINOIS 60601
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number including area code: (312) 467-6755
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 230.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.14d-2(b))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
     As a result of the transactions described in Item 5.01 hereof, Quixote Corporation (the “Company”) no longer fulfills the numerical listing requirements of the NASDAQ Global Market (“NASDAQ”). Accordingly, on February 5, 2010, at the Company’s request, NASDAQ filed with the Securities and Exchange Commission a Notification of Removal from Listing and/or Registration under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on Form 25 thereby effecting the delisting of the common stock, $0.01 2/3 par value, of the Company and the associated preferred stock purchase rights (the “Shares”) from NASDAQ and the deregistration of the Shares under the Exchange Act.
Item 5.01. Changes in Control of Registrant.
     As previously disclosed, on December 30, 2009, Trinity Industries, Inc. (“Parent”), THP Merger Co., previously a wholly-owned subsidiary of Parent (“Purchaser”), and the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the Merger Agreement, and upon the terms and subject to the conditions thereof, Purchaser commenced a tender offer to purchase all of the Company’s issued and outstanding Shares, at a per Share price of $6.38 in cash, without interest thereon and less any applicable withholding taxes (the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated January 7, 2010, and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”).
     The Offer expired at midnight, New York City time, at the end of the day on Thursday, February 4, 2010 (the “Expiration Time”). Based upon information provided by the depositary and the transfer agent of the Company, as of the Expiration Time, an aggregate of 8,153,459 Shares (including 87,689 Shares subject to guarantees of delivery) were validly tendered and not withdrawn, representing approximately 87.35% of the total outstanding Shares. In total, taking into account the Shares tendered to Purchaser in the tender offer and the 404,700 Shares already held by Purchaser, Purchaser held 8,558,159 Shares, representing approximately 91.69% of the total outstanding Shares. All Shares validly tendered and not properly withdrawn were accepted for purchase by Purchaser. Purchaser promptly paid for such Shares at the Offer Price.
     On February 5, 2010, pursuant to the Merger Agreement, Purchaser merged with and into the Company in a “short-form” merger in accordance with Section 253 of the Delaware General Corporation Law (the “Merger”), with the Company surviving as a wholly-owned subsidiary of Parent. As a result of the Merger, each issued and outstanding Share not tendered in the Offer (other than Shares held in the treasury of the Company or by the Company’s subsidiaries, Parent or Purchaser or by stockholders who properly exercise their appraisal rights in accordance with Delaware law) was converted into the right to receive the same $6.38 in cash, without interest thereon and less any applicable withholding taxes, offered pursuant to the Offer.
     The foregoing description of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, a copy of which was filed as Exhibit 2.1 to the Form 8-K filed by the Company on December 30, 2009.
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     Pursuant to the Merger Agreement, upon the effective time of the Merger, the directors of Purchaser immediately prior to the effective time became the directors of the surviving corporation in the Merger and the officers of the Purchaser became the officers of the surviving corporation in the Merger, in each case, until the earlier of their death, resignation or removal or until their respective successors are duly qualified and appointed, as the case may be.
     The directors of the Company immediately prior to the effective time of the Merger executed resignation letters that became effective in connection with the consummation of the Merger. None of the directors of the Company prior to the effective time of the Merger stated that his or her resignation related to any disagreement relating to the Company’s operation, policies or practices.

     The officers of the Company immediately prior to the effective time of the Merger were terminated upon the consummation of the Merger.
Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
     Pursuant to the Merger Agreement, at the effective time of the Merger, the Company’s certificate of incorporation was amended and restated in its entirety, and such amended and restated certificate of incorporation became the certificate of incorporation of the surviving corporation. A copy of the Amended and Restated Certificate of Incorporation of the Company is attached hereto as Exhibit 3.1 and incorporated herein by reference.
     Pursuant to the Merger Agreement, at the effective time of the Merger, the Company’s by-laws were amended and restated in their entirety, and such amended and restated by-laws became the by-laws of the surviving corporation. A copy of the Amended and Restated By-laws of the Company is attached hereto as Exhibit 3.2 and incorporated herein by reference.
Item 9.01 — Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
3.1	Amended and Restated Certificate of Incorporation of Quixote Corporation

3.2	Amended and Restated By-laws of Quixote Corporation

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATE: February 8, 2010	QUIXOTE CORPORATION
/s/ S. Theis Rice
S. THEIS RICE
Vice President and Secretary

Index to Exhibits

3.1	Amended and Restated Certificate of Incorporation of Quixote Corporation

3.2	Amended and Restated By-laws of Quixote Corporation